Consent of Independent Registered Public Accounting Firm

The Board of Directors

ServisFirst Bancshares, Inc.:

We consent to the use of our report dated March 8, 2011, with respect to the consolidated balance sheet of ServisFirst Bancshares, Inc. as of December 31, 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Birmingham, Alabama

January 16, 2014